UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 4, 2010

CLARK HOLDINGS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32735	43-2089172
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

121 New York Avenue, Trenton, New Jersey	08638
(Address of Principal Executive Offices)	(Zip Code)

(609) 396-1100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2010, Clark Holdings Inc. (the “Company”) entered into a letter agreement (the “Letter Amendment”) with Kevan Bloomgren, the Company’s chief financial officer, amending the terms of his employment as set forth in the letter agreement, dated April 20, 2010, between the same parties.

The Letter Amendment provides that, if Mr. Bloomgren is terminated without cause, he will be entitled to receive severance equal to six weeks of his base pay (and six weeks of medical and dental coverage).  Notwithstanding the foregoing, if Mr. Bloomgren is terminated without cause during the period commencing on the date the Company enters into a binding written agreement to effectuate a change in control and ending on the date such change in control is effectuated, or if the surviving entity of such change in control does not enter into a new employment agreement with him, Mr. Bloomgren will be entitled to severance equal to nine months of his base pay (and nine months of medical and dental coverage).  The Letter Amendment also provides that (i) Mr. Bloomgren’s bonus compensation for 2010 will be an amount equal to 10% of the Company’s “free cash flow” (as defined in the Letter Amendment) for its fourth fiscal quarter, up to a maximum bonus of $30,000; (ii) subject to approval by the compensation committee of the Company’s board of directors, the Company will grant Mr. Bloomgren one restricted stock unit for each share of the Company’s common stock he purchases before December 31, 2010; and (iii) Mr. Bloomgren is eligible for four weeks of paid vacation each year.

The foregoing description is subject to, and qualified in its entirety by, the full text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	Letter Agreement dated November 4, 2010, between the Company and Kevan Bloomgren.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2010	CLARK HOLDINGS INC.

	By:	/s/ Kevan Bloomgren
Name: Kevan Bloomgren
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Letter Agreement dated November 4, 2010, between the Company and Kevan Bloomgren.